Exhibit 10.3

PROMISSORY NOTE

$3,876,856.00	Myrtle Beach, South Carolina
	January	31	, 2008

FOR VALUE RECEIVED, and pursuant to the Settlement Agreement in the case captioned Larry D. Young, et al., Plaintiffs, v. BDO Seidman, LLP, et al., Defendants, Civil Action No. 4:04-902-25, United States District Court for the District of South Carolina, Florence Division, the undersigned individual, Larry D. Young, (the “Maker”) promises to pay to the order of Golf Trust of America, Inc., (the “Payee”), of 10 Adger’s Wharf, Charleston, South Carolina, the principal sum of Three Million Eight Hundred Seventy-Six Thousand Eight Hundred Fifty-Six U.S. Dollars ($3,876,856.00), together with interest (as defined and determined below) in like coin or currency, in lawful money of the United States of America which shall be legal tender in payment of all debts at the time of payment, said principal and interest to be paid as set forth in this Promissory Note (the “Note”).

Payments shall be made to Payee at the above address, or at such other place as Payee may from time to time designate, as follows:

(a)                                  $100,000.00 (One Hundred Thousand U.S. Dollars) principal due on May 31, 2008;

(b)                                 $133,334.00 (One Hundred Thirty-Three Thousand Three Hundred Thirty-Four U.S. Dollars) principal due on January 1, 2009;

(c)                                  $133,333.00 (One Hundred Thirty-Three Thousand Three Hundred Thirty-Three U.S. Dollars) principal due on January 1, 2010;

(d)                                 $133,333.00 (One Hundred Thirty-Three Thousand Three Hundred Thirty-Three U.S. Dollars) principal due on January 1, 2011; and,

(e)                                  $3,376,856.00 (Three Million Three Hundred Seventy-Six Thousand Eight Hundred Fifty-Six U.S. Dollars) principal, plus annual compound interest accruing on outstanding principal, as a final lump-sum payment due on June 1, 2011 (the “Maturity Date”); however, in the event that the Maker timely and completely makes all of the principal payments due to Payee as required by the above sections (a) — (d), inclusive, then Payee will waive the $3,376,856.00 principal payment, plus accrued interest, due from the Maker as set forth in this section (e).

Interest shall accrue and be paid on the unpaid principal amount of this Note (computed on the basis of a 360 day year for the actual number of days elapsed) commencing on the interest commencement date (as defined below) at a compound annual interest rate of twelve percent (12%),

The “interest commencement date” is the date of execution of this Note.  This Note may be prepaid in whole or in part at any time without penalty.

This Note is to be construed and enforced according to the laws of the State of South Carolina.

In the event the Maker fails to timely pay any of the sums required by this Note the Maker shall be in default, and shall have the right to cure the default within ten (10) days after receipt of written notice thereof from Payee to Maker at 4556 Girvan Drive, Myrtle Beach, SC 29579, or at such other place as Maker may from time to time designate.  If the Maker fails to cure the default within the ten-day cure period, then the entire amount of outstanding principal of this Note, together with all interest then accrued (less a $700,000.00 credit for the value of the Property if it is transferred in accordance with Sections 6 and 7 of the above-referenced Settlement Agreement), shall become and be immediately due and payable, and the Payee shall have the right to institute any proceedings upon this Note and any collateral to secure the same.  In the event of a default by the Maker, compound annual interest at a twelve percent (12%) rate shall commence to accrue on all principal sums due at the time of default, and shall continue to accrue until such time as the entire sum due under the Note is paid.  The holder of this Note shall be entitled to reasonable costs, expenses and attorney’s fees for the services of counsel employed after default to collect this Note, whether or not suit be brought.

Presentment, protest, notice of dishonor and notice of protest of this Note, and the extension, renewal or modification of this Note, all are hereby waived.  The Maker unconditionally guarantees the timely payment of all sums due under this Note.  In the event of Maker’s default, Maker knowingly, voluntarily and intentionally waives the right to a trial by jury as to any issue arising from or related to this Note.

Time is of the essence in the payment of sums due under this Note.

This Note may not be modified orally, but only in a writing executed by Maker and Payee.

This Note is issued pursuant to the terms of, and as part of, the above referenced Settlement Agreement and is secured by a Confession of Judgment executed by Larry D. Young simultaneously herewith.  The above referenced Settlement Agreement and Confession of Judgment are incorporated herein by reference.

Whenever Payee is referenced in this Note, such reference shall be deemed to include the successors and assigns of Payee, including, without limitation, any subsequent assignee or holder of this Note, and all covenants, provisions and agreements by or on behalf of the Maker that are contained herein shall inure to the benefit of the successors and assigns of the Payee.

This Note is executed under seal on the date set forth above.

WITNESSES:
/s/ Barbara Ferrari	/s/ Larry D. Young
Larry D. Young
/s/ Diane L. Joyce